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Exhibit 10.25

2005 PANAMSAT CORPORATION SEVERANCE PAY PLAN

(Effective August 24, 2005)

SECTION 1

INTRODUCTION

        1.1.    Effective Date and Purpose.    PanAmSat Corporation, a Delaware corporation, has established this 2005 PanAmSat Corporation Severance Pay Plan (the "Plan"), effective as of August 24, 2005 (the "Effective Date"). The purpose of the Plan is to provide severance pay to eligible employees of PanAmSat Corporation and its subsidiaries (collectively, "PanAmSat" or the "Employer") upon separation of employment under certain circumstances as described in Section 3.1 below.

        1.2.    Funding Medium.    All payments under the Plan shall be made solely from the general assets of PanAmSat. No Participant who becomes eligible to receive payments under the Plan shall have a claim against any specific assets of PanAmSat and such Participant shall only be a general unsecured creditor of PanAmSat.

        1.3.    Plan Year.    The Plan Year of the Plan shall be the calendar year.

SECTION 2

PLAN PARTICIPATION

        2.1.    Eligibility for Participation.    Subject to the conditions and limitations of the Plan, each regular full-time hourly or salaried employee of PanAmSat shall become a participant ("Participant") in the Plan as of the Effective Date of the Plan, or on any subsequent date on which such employee first becomes a regular full-time hourly or salaried employee of PanAmSat; provided that an employee who is collecting workers' compensation benefits, or on short-term disability, long-term disability or other leave of absence shall not be a Participant in the Plan. If a Participant retires or resigns, is terminated for Cause (as defined in Section 3.3 below), dies or becomes Disabled (as defined in the PanAmSat Long-Term Disability Plan), such individual shall no longer be eligible to participate in the Plan and shall forfeit any right to receive any payments under the Plan.

        2.2.    No Employment Guarantee.    The Plan does not constitute a contract of employment and participation in the Plan does not and shall not give any individual the right to be retained in the employ of PanAmSat, or any right or claim to any benefit under the Plan, unless and except to the extent that such right or claim is specifically provided for under the terms of the Plan.

SECTION 3

SEVERANCE BENEFITS

        3.1.    Eligibility for Severance Benefit.    A Terminated Employee (as defined herein) who has signed and delivered to the Employer a release of all claims which the employee may have by reason of the employee's employment with the Employer or the termination thereof in the form approved, from time to time, by PanAmSat (the "Waiver and Release") shall be eligible to receive from the Employer the Severance Benefit described in Section 3.2. For purposes of the Plan, a "Terminated Employee" is a Participant whose employment with PanAmSat is terminated other than (i) by the Employer for Cause, or (ii) as a result of the Participant's resignation, retirement, death or such Participant becoming

Disabled. A Participant is not entitled to receive any Severance Benefit or other assistance under this Plan:

  (a)
  if such Participant's termination and/or layoff occurs as a result of the divestiture of a product line, subsidiary, division, or other operating unit of the Employer if the employee is offered employment with the acquiring entity; or

  (b)
  if such Participant's termination and/or layoff occurs as a result of the transfer of service by the Employer to a subcontractor if, after receiving notice from the Employer, such Participant is offered employment with or is hired by the subcontractor, or fails to timely apply for and acknowledge acceptance of employment with the subcontractor, and therefore, is not hired by the subcontractor.

        3.2.    Severance Benefit.    (a) The Severance Benefit payable to a Terminated Employee shall be paid by PanAmSat as soon as practicable following the later of the date on which a Waiver and Release is executed and returned to PanAmSat by such Terminated Employee or becomes effective under applicable law, in the form of either, at PanAmSat's sole discretion, (y) a single lump sum payment, or (z) installment payments payable in accordance with PanAmSat's payroll practices. The Severance Benefit payable to a Terminated Employee shall be equal to:

  (i)
  for a Terminated Employee with less than or equal to five "Years of Service" (as defined below), the applicable "Base Amount" (as defined below) plus one "Week of Compensation" (as defined below) for each full Year of Service; or

  (ii)
  for a Terminated Employee with greater than five Years of Service, the amount in clause (i) above, plus two Weeks of Compensation for each full Year of Service greater than five years; provided that the Severance Benefit may not exceed the "Maximum Amount" specified below for such Terminated Employee.

The applicable Base Amount and Maximum Amount for the Severance Benefit are based on the Terminated Employee's "Market Reference Point" (as defined below) as follows:

Market Reference Point (MRP)	Base Amount	Maximum Amount
40	12 weeks	52 weeks
36–39	8 weeks	40 weeks
29–35	6 weeks	32 weeks
H–Q	4 weeks	29 weeks

By way of example, the following table sets forth the Severance Benefit (in Weeks of Compensation) for Terminated Employees based on Market Reference Point and Years of Service (up to eleven years):

		Years of Service
	Base Amount
MRP		1	2	3	4	5	6	7	8	9	10	11	Max
40 (VP)	12	13	14	15	16	17	19	21	23	25	27	29	52
36–39 (Exempt/Mgmt.)	8	9	10	11	12	13	15	17	19	21	23	25	40
29–35 (Exempt other)	6	7	8	9	10	11	13	15	17	19	21	23	32
H-Q (Non-Exempt)	4	5	6	7	8	9	11	13	15	17	19	21	29

For purposes of this Section 3.2, the following defined terms shall have the meaning set forth below:

        "Market Reference Point" shall be the level of compensation at the time of termination notice.

        "Severance Period" shall, for each Terminated Employee, be equal to the sum of: (i) a Terminated Employee's Base Amount, plus (ii) such Terminated Employee's applicable number of Weeks of Compensation, up to the Maximum Amount, if any, applicable to such Terminated Employee.

        "Week of Compensation" shall be equal to the Terminated Employees "regular weekly gross rate of compensation." If a Terminated Employee was paid on an hourly basis, then his "regular weekly gross rate of compensation" shall be equal to the product of his regular hourly rate of compensation on the date of the termination of employment, multiplied by the number of regularly scheduled weekly hours of work. If a Terminated Employee was salaried, then his or her "regular weekly gross rate of compensation" shall be his or her weekly gross base salary.

        "Years of Service" shall be the number of whole years elapsed during a Terminated Employee's most recent period of continuous full-time employment by PanAmSat and/or any of its subsidiaries; provided, that if immediately preceding a Terminated Employee's most recent period of continuous employment with PanAmSat and/or any of its subsidiaries, such terminated employee was employed by Hughes Electronics Corporation or one of its majority owned subsidiaries (collectively with Hughes Electronics Corporation, the "Hughes Entities"), then such Terminated Employee's most recent period of continuous employement shall also include his or her period of continuous employment with the Hughes Entities ending on the date that such Terminated Employee began employment with PanAmSat or its subsidiaries.

  (b)
  In addition, a Terminated Employee shall be entitled to continue to participate in the PanAmSat group health, dental and life insurance plans (each, a "Welfare Benefit Plan") that PanAmSat provides (and continunes to provide) generally to its employees, on the same terms as available to its employees, to the extent such Terminated Employee is entitled to continue to participate in such plans under the terms thereof, until the earlier of (i) the expiration of the Severance Period or (ii) the date the Terminated Employee becomes covered by a Welfare Benefit Plan(s) maintained by another employer.

        3.3.    Cause Defined.    For purposes of this Section 3, an employee shall be considered to have been terminated for "Cause" if such employee's employment with PanAmSat is terminated by PanAmSat due to theft or other misconduct, negligence, commission of a crime, failure to follow the instructions of a supervisor, or other violation of the written or oral employment policies of PanAmSat.

        3.4    Rehire of Plan Participants and Employment Restriction.

    (i)    If a Terminated Employee is offered and accepts employment with PanAmSat or its successor within the Severance Period, the Severance Benefit payments will cease as of the date of rehire and such Terminated Employee shall not be entitled to any further payments of such Severance Benefit. If some or all of the Severance Benefit was paid in a lump sum amount, such employee shall be required to repay to PanAmSat or its successor (whichever has then hired such employee) the total amount of such Severance Benefits received under the Plan for the period from the date of rehire to the date of what would have been the end of his/her Severance Period. Repayment must be made by lump sum, by certified or cashier's check, prior to the effective date of rehire. If such employee can demonstrate financial hardship, as determined solely by the plan administrator specified in Section 4.1, repayment may be made in installments, through payroll deductions, for up to six (6) months.

    (ii)    If a Terminated Employee was laid off with Severance Benefits under the Plan and is subsequently rehired and laid off again within 12 months from the previous layoff date, such employee may receive a partial Severance Benefit under the Plan equal to the amount of Severance Benefit to which he or she is at that time entitled minus the amount of Severance Benefit that was previously received and retained. Except with respect to benefits provided under Appendix A, after one year has elapsed from the previous layoff date, Plan eligibility is restored and the employee may again receive full severance Plan benefits if the Employer again lays off the employee.

    (iii)    Unless a Terminated Employee who has received a Severance Benefit under the Plan repays the severance benefit as described above, such Terminated Employee will not be allowed to work in any capacity (e.g., contract or subcontract labor or consultant status) for PanAmSat or its successor within the Severance Period.

SECTION 4

ADMINISTRATION OF THE PLAN

        4.1.    Administration.    The Plan shall be interpreted, administered and operated by the Chief Executive Officer of PanAmSat, (the "CEO") who shall have complete authority, in his sole discretion subject to the express provisions of the Plan, to determine who shall be eligible for payments under the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations (including, without limitation, determinations of fact) necessary or advisable for the administration of the Plan.

        4.2    Delegation.    The CEO may delegate any of his duties hereunder to such person or persons from time to time as he may designate.

        4.3.    Decision Final.    Any interpretation of the Plan and any decision on any matter within the discretion of the CEO made by the CEO in good faith shall be final and conclusive, and shall be binding on all persons. All questions of any nature whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the CEO in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 5.

SECTION 5

CLAIMS PROCEDURE

        5.1.    Initial Claim and Decision.    A Terminated Employee or his or her beneficiary (or his or her authorized representative) may file a written claim for any benefits to which the employee believes he or she is entitled under the Plan. The CEO shall provide the claimant with written notice of his or her decision on a claim within 30 days after receipt of the written claim, unless special circumstances require an extension of time. The CEO shall provide the claimant with written notice of any extension before the end of the initial 30 day period which shall indicate the special circumstances requiring the extension and the expected decision date, which may not be more than 60 days after receipt of a written claim. If any claim is wholly or partially denied, then the written notice of the decision shall inform the claimant of:

  (a)
  the specific reasons for the denial;

  (b)
  the specific provisions of the Plan upon which the denial is based;

  (c)
  any additional material or information necessary to perfect the claim and reasons why such material or information is necessary; and

  (d)
  the right to request review of the denial and how to request such review.

If written notice of the decision is not given to the claimant within the period, including extensions, prescribed above in this Section 5.1, then the claim shall be deemed denied for purposes of the claimant's right to request a review of the denial pursuant to Section 5.2

        5.2.    Request For Review of Denied Claim.    The claimant or his or her authorized representative may request review of the denial of a claim within 60 days after receipt of written notice of the denial of all or a portion of the claim by a writing filed with the CEO. Written issues and comments may be submitted to the CEO along with the review request. During the 60 day period following notice of the denial, the claimant or his or her authorized representative may examine the Plan and any other document upon which the denial is based free of charge.; provided, however, that notwithstanding the foregoing, such claimant shall bear, and the Employer shall not be responsible for, any and all expenses of the claimant and of his or her authorized representatives.

        5.3.    Review of Denied Claim.    Upon receipt of a request to review its denial of a claim, the CEO shall undertake a full and fair review of the denial, including review that takes into account all comments and information submitted in writing by the claimant and, except as provided below, provide the claimant with written notice of its decision within 10 days after receipt of the review request unless special circumstances require an extension of time. The CEO shall provide the claimant with written notice of any extension before the end of the regular review period which shall indicate the special circumstances requiring the extension and the expected decision date, which may not be more than 20 days after receipt of a review request. The written notice of the decision shall inform the claimant of the specific reasons for the decision and the specific provisions of the Plan upon which the decision is based. If written notice of the decision is not given to the claimant within the period, including extensions, prescribed above in this Section 5.3, then the claim shall be deemed denied on review. Except as may be otherwise required by law, the decision of the CEO on review of the denial shall be conclusive and binding on all parties.

        5.4    Exhaustion of Administrative Remedies.    No legal or equitable action for benefits under the Plan may be brought by a Participant unless the claimant has sought review of his claim under both sections 5.1 and 5.2 and has been notified in writing under Section 5.3 that his claim has been denied.

SECTION 6

GENERAL PROVISIONS

        6.1.    Reemployment of Participant.    Unless otherwise determined by the CEO in his or her sole discretion, if the employment of an employee with the Employer terminates and the employee is subsequently reemployeed by PanAmSat, then he shall be treated as a Participant effective as of the date of such reemployment.

        6.2.    Death of a Terminated Employee.    If a Terminated Employee dies prior to his receipt of any amount payable to him under the Plan, then such amount shall be paid to the Terminated Employee's designated beneficiary (to the extent permitted by applicable state law) or his or her estate.

        6.3.    Benefits May Not Be Assigned or Alienated.    The rights or interests of any Participant under the Plan may not be voluntarily or involuntarily assigned or alienated.

        6.4.    Binding on Successors.    The provisions of the Plan shall be binding upon and shall inure to the benefit of PanAmSat, and the participants, and their respective successors in interest and assigns. Except as may otherwise be determined by a resolution of the Board of Directors of PanAmSat, PanAmSat shall require any person or entity that becomes a "successor in interest" (as defined below) to PanAmSat to expressly assume the Plan and agree to perform all of the obligations of PanAmSat under the Plan for a period of three years following the date of such transaction(s). For purposes of this Section 6.4, a "successor in interest" to PanAmSat shall include any person or entity (or group of related or affiliated persons or entities) that acquires (in a single transaction or a series of related transactions) any businesses or assets of PanAmSat representing twenty-five percent (25%) or more of PanAmSat's sales, operating profits, or operating assets.

        6.5.    Gender and Number.    Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural, and words in the plural shall include the singular.

        6.6.    Governing Law.    The Plan shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to principles of conflicts of law).

        6.7.    Participant Elections and Notices.    Any election or notice required or permitted to be made by a Participant must be made in writing and filed with the CEO at such time and in such form as the CEO requires, except as otherwise specifically provided in the Plan. Any election, notice, or other document required to be filed with the CEO shall be properly filed if delivered or if mailed postage prepaid by certified mail, return receipt requested, to the attention of the CEO, at the business address of PanAmSat's office headquarters. Any notice required under the Plan may be waived by the person entitled to such notice.

        6.8    Withholding.    The Employer shall withhold any applicable federal, state or local income and employment taxes from any payments made under the Plan.

        6.9    ERISA Plan.    It is the intent of PanAmSat that the Plan constitute an "employee welfare benefit plan" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and comply with the applicable requirements of ERISA.

        6.10    Termination of Prior Agreements and Understandings.    As of the Effective Date, the Plan supersedes and replaces each written or oral plan, agreement and understanding concerning a Participant's right to receive severance or similar payments from PanAmSat; provided, however, that this Plan shall not supersede or replace any of the following agreements or plans existing on the Effective Date: the PanAmSat Executive Change in Control Severance Agreements between PanAmSat and the executives party thereto, the employment agreement between PanAmSat and the CEO, the November 8, 2001 agreement between PanAmSat and its current Chief Operating Officer, and the PanAmSat Corporation Severance Pay Plan effective as of April 30, 2003 (the "2003 Plan"); provided, that with respect to the 2003 Plan, a Participant who is also a Participant in the 2003 Plan shall only be entitled to receive benefits equal to the greater of benefits available to the Participant under this Plan and benefits available to the Participant under the 2003 Plan; in no event shall this Plan function to provide any duplication of severance benefits.

SECTION 7

AMENDMENT AND TERMINATION

        7.1.    Amendment and Termination.    Subject to the provisions of Section 7.2, PanAmSat, through its Board of Directors, reserves the right to amend the Plan from time to time and reserves the right to terminate the Plan at any time without prior notice.

        7.2.    Limitations on Amendment and Termination.    Notwithstanding the provisions of Section 7.1, except as may otherwise be determined by a resolution of the Board of Directors of PanAmSat, the Plan shall not be terminated with respect to any Terminated Employee (or their beneficiaries) and no amendment shall be made to the Plan that is adverse to the interests of any Terminated Employee (or their beneficiaries). Except as otherwise required by law, in no event may this Plan be terminated or modified to reduce any benefit or to make any condition more restrictive as it applies to the Special Severance Benefit described in Appendix A hereto as it applies to Participants, following a "Change of Control" (as defined below) with respect to Participants at the time of the occurrence of such "Change of Control." For purposes of the Plan, a "Change of Control" means the effective date, in one or a series of transactions, of (i) the sale of all or substantially all of the assets of PanAmSat or PanAmSat Holding Corporation to an Unaffiliated Person; (ii) a sale resulting in more than 50% of the voting stock of PanAmSat or PanAmSat Holding Corporation being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of PanAmSat or PanAmSat Holding Corporation with or into another Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of the Investors, or any member or members of the Investors, to designate or elect a majority of the board of directors of PanAmSat or PanAmSat Holding Corporation (or the board of directors of the resulting entity or its parent company). For purposes of this definition, the term "Unaffiliated Person" means any Person or Group who is not (x) an Investor or any member of the Investors, (y) an "affiliate" (as defined in Rule 405 of the Securities Act of 1933) of any Investor or any member of any Investor, or (z) an entity in which any Investor, or any member of any Investor holds, directly or indirectly, a majority of the economic interests in such entity; the term

"Investors" means Constellation, LLC, a Delaware limited liability company, Carlyle PanAmSat I, L.L.C., a Delaware limited liability company, Carlyle PanAmSat II, L.L.C., a Delaware limited liability company, PEP PAS, LLC, a Delaware limited liability company, and PEOP PAS, LLC, a Delaware limited liability company; the Term "Person" means "person" as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended; and the term "Group" means "group" as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

        IN WITNESS WHEREOF, the CEO of PanAmSat has executed this Plan, as of the Effective Date, to evidence his approval of the provisions of the Plan.

PANAMSAT CORPORATION

	By:	/s/ JOSEPH R. WRIGHT, Jr.
Chief Executive Officer
ATTEST:

/s/ JAMES W. CUMINALE Its Secretary

APPENDIX A
SPECIAL SEVERANCE APPENDIX

        This Appendix A—Special Severance Appendix—to the PanAmSat Corporation Severance Pay Plan (the "Plan") is adopted for eligible employees of PanAmSat Corporation, a Delaware corporation, and its subsidiaries (collectively, "PanAmSat" or the "Employer"). The term "Employer" shall also include any successor entity to PanAmSat. Capitalized terms used in this Appendix A and not described herein shall have the meaning set forth in the Plan.

        The intent of this Appendix A is to provide eligible employees with a "Special Severance Benefit" (determined in accordance with Article 2 below) that is equal to or greater than the standard Severance Benefit if the employee's employment is terminated as the result of a Change of Control in accordance with this Appendix A. In addition, prior to termination of this Appendix A, as determined by the Chairman of the Board of PanAmSat, this Plan may be utilized in other circumstances involving the layoff of domestic employees of PanAmSat.

1.
ELIGIBILITY AND PARTICIPATION

A.
Except as set forth in this Appendix A, eligibility for Special Severance Benefits shall be the same as set forth in Sections 2.1 and 3.1 of the Plan.

B.
An eligible employee will receive payment of the Special Severance Benefit upon the occurrence during the period that this Appendix A is in effect (the "Term") of both of the following events: (a) a "Change of Control" (as defined in the Plan) and (b) a layoff of such employee or other termination of employment by PanAmSat other than for Cause or an eligible employee's resignation for "Good Reason" (as defined below) by such employee, in either case due to, and within eighteen (18) months following, the Change of Control.

(1.)
"Good Reason" means that either of the following events occurs within eighteen (18) months following a Change of Control:

(a)
A reduction of 10% or more in total compensation (which excludes overtime pay employee benefits, but includes base salary and incentive compensation targets for the PanAmSat Corporation Annual Incentive Plan ("AIP"), Sales Incentive Plan ("SIP"), or an alternative incentive plan offered in lieu of AIP or SIP), or

(b)
An increase in commute in excess of 50 miles (as compared with the employee's current commute), unless PanAmSat or its successor company offers the employee a relocation package that is at least equal (in monetary value) to the relocation package he or she would have received under the PanAmSat relocation policy in effect immediately prior to the Change of Control.

(2.)
Determination of whether a layoff occurs as a result of a Change of Control shall be made in the sole discretion of the CEO.

2.
AMOUNT OF THE SPECIAL SEVERANCE BENEFIT

A.
Subject to 2.B and 2.C below, an employee eligible for a Special Severance Benefit under this Appendix A will receive payment of a Special Severance Benefit equal to one week of his or her weekly base salary for each Three Thousand Dollars ($3,000) increment of his or her annual base salary. An eligible employee will not receive any Special Severance Benefit for any portion of his or her annual base salary that is less than the Three Thousand Dollars ($3,000) increment.

  B.
  The minimum Special Severance Benefit that is payable to an eligible employee under this Appendix A will be equal to the greater of:

  (1)
  twenty-six (26) weeks of such employee's base salary; or

  (2)
  the Severance Benefit to which such employee would be entitled under Section 3.2(a) of the Plan.

  C.
  The maximum Special Severance Benefit that is payable to an eligible employee under this Appendix A is fifty-two (52) weeks multiplied by an eligible employee's weekly base salary.

  D.
  In addition, an eligible employee shall be entitled to continue to participate in the Welfare Benefit Plans in accordance with Section 3.2(b) of the Plan; provided that such participation shall not continue longer than three (3) months from the date of such employee's layoff or resignation for Good Reason.

  E.
  Except as provided in this Appendix A, the provisions of Section 3.4 shall apply to the Special Severance Benefit. An employee is eligible to receive a Special Severance Benefit under this Appendix A only once. However, a rehired employee who (if and to the full extent required under Section 3.4(a) of the Plan) repays some or all of the Special Severance Benefit payment, and is subsequently laid off due to a Change in Control within the effective period of the Plan, may, if otherwise eligible, receive the Special Severance benefit, less any portion of his/her prior Special Severance payment that was received and retained.

  F.
  Special Severance Benefits paid under this Appendix A will be subject to withholding of applicable income and employment taxes and may be reduced by any applicable withholdings, such as wage attachments, child support and bankruptcy deductions. Payments under this Appendix A are not deemed "compensation" for purposes of the PanAmSat Retirement Savings Plan, the AIP, the SIP or any alternative incentive plan offered in lieu of AIP or SIP. Accordingly, no deductions will be taken for the PanAmSat Retirement Savings Plan.

3.
RELATIONSHIP OF APPENDIX A TO PLAN

A.
If an employee receives a Special Severance Benefit under this Appendix A, he or she is not entitled to receive any additional Severance Benefit payments under Section 3 of the Plan.

B.
Except as set forth under this Appendix A, all of the terms and conditions of the Plan are applicable to this Appendix A and are incorporated herein as though fully set forth herein.

4.
TERMINATION OF THIS APPENDIX A

    Unless extended by the Employer (by action of the Board of Directors or its Compensation Committee) in its sole discretion, this Appendix A shall terminate automatically two years after the Effective Date, in the event a Change of Control is not consummated by such time. Otherwise, this Appendix A shall terminate two years after a Change of Control is consummated, unless extended by the Employer (by action of the Board of Directors or its Compensation Committee) in its sole discretion.

QuickLinks

  Exhibit 10.25
2005 PANAMSAT CORPORATION SEVERANCE PAY PLAN (Effective August 24, 2005) SECTION 1 INTRODUCTION
SECTION 2 PLAN PARTICIPATION
SECTION 3 SEVERANCE BENEFITS
SECTION 4 ADMINISTRATION OF THE PLAN
SECTION 5 CLAIMS PROCEDURE
SECTION 6 GENERAL PROVISIONS
SECTION 7 AMENDMENT AND TERMINATION
APPENDIX A SPECIAL SEVERANCE APPENDIX